IN8BIO, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of IN8bio, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan or any successor equity incentive plan (the “Plan”).

This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

I.
Annual Cash Compensation

Each Non-Employee Director will be entitled to receive the following annual cash retainers for service on the Board:

Annual Board Service Retainer:

•
All Non-Employee Directors: $35,600
•
Non-Executive Chairperson (additional retainer): $57,850

Annual Committee Member Service Retainer:

•
Member of the Audit Committee: $8,900
•
Member of the Science and Technology Committee: $6,675
•
Member of the Compensation Committee: $4,450
•
Member of the Nominating and Corporate Governance Committee: $3,560

Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

•
Chairperson of the Audit Committee: $22,250
•
Chairperson of the Science and Technology Committee: $20,025
•
Chairperson of the Compensation Committee: $13,350
•
Chairperson of the Nominating and Corporate Governance Committee: $10,680

The annual cash retainers set forth above will be payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter (each such date, a “Retainer Accrual Date”) in which the service occurred, prorated for any partial quarter of service (based on the number of days served in the applicable position divided by the total number of days in the quarter). All annual cash fees are vested upon payment.

II.
Election to Receive Shares of Common Stock in Lieu of Cash Retainer
A.
Retainer Grant. Each Non-Employee Director may elect to convert all of his or her cash compensation under Section I for the first calendar quarter that commences after December 31, 2021 and for any subsequent calendar quarter into an RSU Award (each, a “Retainer

Grant”) in accordance with this Section II(A) (such election, a “Retainer Grant Election”). If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section II(B) below, then on the first business day following the applicable Retainer Accrual Date to which the Retainer Grant Election applies, and without any further action by the Board or designated committee of the Board, such Non-Employee Director automatically will be granted an RSU Award covering a number of shares of common stock equal to (a) the aggregate amount of cash compensation otherwise payable to such Non-Employee Director on the Retainer Accrual Date to which the Retainer Grant Election applies divided by (b) the closing sales price per share of the common stock on the applicable Retainer Accrual Date (or, if such date is not a business day, on the first business day thereafter), rounded down to the nearest whole share. Each Retainer Grant will be fully vested on the applicable grant date.

B.
Election Mechanics. Each Retainer Grant Election must be submitted to the Company’s Chief Financial Officer (or such other individual as the Company designates) in writing at least 20 business days in advance of the applicable Retainer Accrual Date, and subject to any other conditions specified by the Board or designated committee of the Board. A Non-Employee Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Once a Retainer Grant Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Eligible Director revokes it in accordance with Section II(C) below. A Non-Employee Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation set forth under Section I.

C.
Revocation Mechanics. The revocation of any Retainer Grant Election must be submitted to the Company’s Chief Financial Officer (or such other individual as the Company designates) in writing at least 20 business days in advance of the applicable Retainer Accrual Date, and subject to any other conditions specified by the Board or designated committee of the Board. A Non-Employee Director may only revoke a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Once the revocation of the Retainer Grant Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Non-Employee Director makes a new Retainer Grant Election in accordance with Section (II)(B).
III.
Equity Compensation

All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan), and will be automatic and nondiscretionary (without the need for any additional corporate action by the Board or designated committee of the Board) and will be made in accordance with the following provisions:

A.
Initial Grant. On the date of such Non-Employee Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Non-Employee Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase a number of shares of the Company’s common stock equal to 67,300 shares of the Company’s common stock. The shares subject to each such stock option will vest monthly over a three-year period, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on each vesting date.

B.
Annual Grant. On the date of each annual stockholder meeting of the Company, each Non-Employee Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 33,650 shares of the Company’s common stock (the “Annual Grant”). The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) through such vesting date.

C.
Change in Control. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service as of, or immediately prior to, a Change in Control, the equity awards that were granted pursuant to this Policy will become fully vested immediately prior to such Change in Control.

D.
Additional Provisions: All provisions of the Plan not inconsistent with this policy will apply to awards granted to a Non-Employee Director. Non-Employee Directors will be required to execute an award agreement in a form satisfactory to the Company prior to receipt of an Initial Grant or Annual Grant.

IV.
Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

V.
Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Policy by giving notice to the Company prior to the date such cash is earned or such equity awards are to be granted, as the case may be.

VI.
Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Approved by the Board of Directors: November 4, 2020

Effective: July 30, 2021

Amended: August 30, 2024